News Release

For Further Information:

Media Relations: Linda McDougall, 816-932-7542, lmcdougall@hrblock.com

Investor Relations: Scott Dudley, 816-932-8342, scott.dudley@hrblock.com

H&R BLOCK AND ATTORNEYS PROPOSE REFUND LOAN SETTLEMENT

TO COURT

Settlement To Resolve Most Pending Refund Loan Litigation

FOR RELEASE DEC. 21, 2005:

KANSAS CITY, Mo. — H&R Block Inc. (NYSE:HRB) announced that it has reached an agreement with plaintiff class representatives and class counsel that would settle four state class action lawsuits related to refund anticipation loans (RALs) as well as potential claims of RAL purchasers in 22 other states and the District of Columbia.

The proposed settlement was filed today in Cummins v. H&R Block, an action that has been pending in the Circuit Court of Kanawha County, West Virginia since 2003. It would also settle the Becker v. H&R Block (Ohio), Mitchell v. H&R Block (Alabama), and Green v. H&R Block (Maryland) cases. Overall, the proposed settlement class would include more than 8 million consumers.

The proposed settlement provides for $62.5 million in the settling jurisdictions. Payments would be made to class members who submit a timely proof of claim for RALs they had obtained from as early as 1989, in some instances, to 2005. H&R Block expects to record an after-tax charge of approximately $31 million, or approximately 9 cents per diluted share, in its fiscal third quarter ending Jan. 31, 2006.

The proposed settlement would also require that H&R Block use industry-leading disclosure practices for future refund anticipation loans provided to its clients. These practices outline tax filing options, costs and loan obligations as well as the time required to receive refunds with each option, and are explained to refund anticipation loan clients during the tax preparation interview in H&R Block tax offices. The goal is to ensure that consumers have all the information they need to make the best choices that meet their financial needs and to ensure that the disclosures set the industry standard.

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RAL Settlement Proposed/page 2

The proposed settlement is subject to review and approval in West Virginia State Court. If preliminary approval of the settlement is granted, notices are anticipated to be mailed to class members by March 10, 2006. A hearing on preliminary approval is set for Dec. 23, 2005.

If the settlement gains approval, H&R Block will have settled most of the RAL litigation that has been pending against the company since the 1990s. The only remaining cases would be the Carnegie case, a federal nationwide class action pending in Chicago that contains a single RICO claim against the company and is scheduled for trial on March 27, 2006; and Basile v. H&R Block, a 1992 Pennsylvania RAL case.

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About H&R Block

H&R Block is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.4 billion and net income of $636 million in fiscal year 2005 from operations in four principal business segments: tax preparation and advice via in-office, online and software solutions; investment and financial advisory services; retail and wholesale mortgage services; and tax/accounting/business consulting services for midsized companies. Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands: H&R Block, Option One and RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.